Exhibit 99.1

DISH pursues Co-Development

of Fixed-Mobile Broadband Offering

•	DISH Network and NTELOS Holdings Corp. sign Letter of Intent to pursue strategic relationship

•	Service would deliver wireless broadband to largely underserved or unserved communities in the NTELOS service region

WAYNESBORO, Va. and ENGLEWOOD, Colo. – May 24, 2013 – DISH Network (NASDAQ: DISH) and NTELOS Holdings Corp. (nTelos)(NASDAQ: NTLS), a leading regional provider of nationwide wireless voice and data communications and home to the “best value in wireless,” announced today that nTelos and a wholly-owned subsidiary of DISH have executed a Letter of Intent to pursue a strategic relationship to co-develop a fixed-mobile broadband service within nTelos’s coverage territory serving Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky.

Once complete, the service is expected to give nTelos and DISH customers, many of whom are located in underserved rural communities, access to reliable high-speed Internet, whether at home or on the go.

“We are pleased to team with nTelos on this exciting opportunity to leverage their mobile capabilities along with our technical service infrastructure to develop broadband services,” said Charlie Ergen, chairman and co-founder of DISH. “With users consuming more data, the demand for fast, reliable Internet service remains stronger than ever, particularly in rural areas where the FCC estimates nearly a fifth of American households lack broadband access. By working with nTelos, we believe we can create a service that simultaneously addresses the mobile and in-home requirements of rural residents, with the potential to serve as a model for how we can utilize spectrum more effectively while creating differentiated consumer offerings.”

“Today’s announcement demonstrates nTelos’s commitment to finding new and innovative ways to serve our customers, while maximizing the value of our network assets to grow our business,” said James A. Hyde, CEO of NTELOS Holdings Corp. “The convergence of fixed and mobile broadband networks holds tremendous promise for consumers and telecom service providers alike, allowing for an improved customer experience and new sources of incremental revenue. Our relationship with DISH puts us at the forefront of that convergence and creates an opportunity for nTelos to establish itself as a thought leader among wireless service providers.”

About NTELOS

NTELOS Holdings Corp. (NASDAQ: NTLS), operating through its subsidiaries as “nTelos Wireless,” is headquartered in Waynesboro, VA, and provides high-speed, dependable nationwide voice and data coverage for approximately 451,000 retail subscribers based in Virginia, West Virginia and portions of Maryland, North Carolina, Pennsylvania, Ohio and Kentucky. nTelos’s licensed territories have a total population of approximately 7.9 million residents, of which its wireless network covers approximately 6.0 million residents. nTelos is also the exclusive wholesale provider of wireless digital PCS services to Sprint Nextel in nTelos’s western Virginia and West Virginia service area for all Sprint CDMA wireless customers. Additional information about nTelos is available at www.ntelos.com or www.facebook.com/nteloswireless and www.twitter.com/ntelos_wireless.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.092 million satellite TV customers, as of March 31, 2013, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life®. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation’s subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of customers around the world. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

CONTACTS:

NTELOS Holdings Corp.

Jeffrey Goldberger / Rob Fink

KCSA Strategic Communications

P: 212-896-1249 / 212-896-1206

Email: jgoldberger@kcsa.com / rfink@kcsa.com

DISH Network

Media Relations:

Bob Toevs, 303-723-2010

bob.toevs@dish.com

or

Investor Relations:

Jason Kiser, 303-723-2210

jason.kiser@dish.com